AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 9th day of February, 2018, to the Custody Agreement, dated as of November 16, 2016, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Reinhart Intermediate Bond NextShares; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit Z, the Reinhart Intermediate Bond NextShares, is hereby added and attached.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Anita Zagrodnik

Name: James R. Arnold	Name: Anita Zagrodnik
Title: President

 Exhibit Z to the
Managed Portfolio Series Custody Agreement

Name of Series
Reinhart Intermediate Bond NextShares

Base Fee for Domestic Custody Services at February, 2018

The following reflects the greater of the basis point fee or annual minimum for NextShares funds where Reinhart Partners Inc. acts as Adviser to the fund in the Managed Portfolios Series Trust.1

Annual Minimum per Fund
$[…]

Basis Points on Trust AUM
First $[…]                  […] bps
Balance                   […] bps

See APPENDIX B for Services and Associate Fees in addition to Base Fee
See APPENDIX C for Global Sub-Custodial Services & Safekeeping Services in addition to the Base Fee

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

1 Subject to annual CPI Increase, Milwaukee MSA. Fees are calculated pro rata and billed monthly

REINHART PARTNERS, INC.

By:  /s/ Zach Grimes

Printed Name:  Zach Grimes

Title:  Director of Marketing & Client Services                              Date:  2/12/18

APPENDIX B

Domestic Custody Services in addition to the Base Fee

Portfolio Transaction Fees1

▪	$[…] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$[…] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$[…] – Option/SWAPS/future contract written, exercised or expired
▪	$[…] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$[…] – Physical security transaction
▪	$[…] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
▪	$[…] – per Sub Advisor
▪	$[…] -- Segregated custody account
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus […] %, unless a line of credit is in place

Fees are calculated pro rata and billed monthly

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

1 “Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process.  Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.

APPENDIX C

Additional Global Sub-Custodial Services Annual Fee Schedule

Base Fee

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
▪	1-25 foreign securities: $[…]
▪	26-50 foreign securities: $[…]
▪	Over 50 foreign securities: $[…]
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Plus:

Global Custody Transaction Fees1

Global Custody transaction fees associate with Sponsor Trades2. (See schedule below)
▪	A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security.

Global Safekeeping and Transaction Fees

(See schedule below)

Tax Reclamation Services

Miscellaneous Expenses
▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[…] per claim.
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Fees are calculated pro rata and billed monthly

1“Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process.  Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.”

Additional Global Sub-Custodial Services Annual Fee Schedule

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